Exhibit 10.2

CONSULTING AGREEMENT

Effective August 12, 2024 Thomas Krywe (“Consultant”) and Spire Global, Inc. (“Company”) agree as follows:

1.
Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and on the schedule specified in Exhibit A. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Exhibit A. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant or by employees of Consultant and only those such employees who have been approved in writing in advance by Company. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.
2.
Ownership Rights; Proprietary Information; Publicity.
a.
Company shall own all right, title and interest (including all intellectual property rights of any sort throughout the world) relating to any and all inventions, works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. All Inventions are work made for hire to the extent allowed by law and, in addition, Consultant hereby makes all assignments necessary to accomplish the foregoing ownership. Consultant shall assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant and all other creators or owners of the applicable Invention.
b.
Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) developed, learned or obtained by or on behalf of Consultant during the period that Consultant is to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company or in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document is or becomes readily publicly available without restriction through no fault of Consultant. Upon termination or as otherwise requested by Company, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

c.
As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services and for one (1) year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason. Consultant may perform services for other persons, provided that such services do not represent a conflict of interest or a breach of Consultant’s obligation under this Agreement or otherwise.
d.
To the extent allowed by law, Section 2(a) and any license granted Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. Furthermore, Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world, and without any further compensation, Company may and is hereby authorized to (and to allow others to) use Consultant’s name in connection with promotion of its business, products or services. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.
e.
If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

3.
Warranties and Other Obligations. Consultant represents, warrants and covenants that:

(i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement); (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

4.
Termination. If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon ten (10) days’ notice, unless the breach is cured within the notice period. Company also may terminate this Agreement at any time, with or without cause, upon thirty (30) days’ notice, but, if (and only if) such termination is without cause, Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice of such termination. Sections 2 (subject to the limitations set forth in Section 2(c)) through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.
5.
Relationship of the Parties; Independent Contractor. Notwithstanding any provision hereof, Consultant is an independent contractor and is not an employee, agent, partner or joint venturer of Company and shall not bind nor attempt to bind Company to any contract. Consultant shall accept any directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. Company shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage. Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the foregoing, and to all of Consultant’s obligations under any provision of this Agreement, for Company’s benefit and Consultant will be responsible for any noncompliance by them. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant.
6.
Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may fully assign and transfer this Agreement in whole or part.
7.
Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.
8.
Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. For the avoidance of doubt this Agreement supersedes and replaces any prior Agreements between the Parties.

9.
Defend Trade Secrets Act. Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1), and will provide such notice to its employees, contractors and others involved in the Services, if any: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Spire Global, Inc.

By:	/s/ Kelly Loughery
Name: Title:	Kelly Loughery Deputy General Counsel

Thomas Krywe

By:	/s/ Thomas Krywe
Name: Address:	Thomas Krywe 126 Cades Cove Ln., Mooresville, NC

EXHIBIT A

SCOPE OF WORK

Nature of Services: Strategic Financial Advisory Services

Supervisor: Peter Platzer (CEO)

Term: August 10, 2024 – December 31, 2024 (thereafter renewable on a month-to-month basis)

Hours: Full Time

Cash Compensation: The Company will pay you a starting salary at the rate of $390,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

Bonus Structure: You will be granted an annual bonus for FY 2024 equivalent to 80% of your base salary prorated for year one based on your start date.

Restricted Stock Units (RSUs): It will be recommended that, subject to the approval of the Company’s Board of Directors or its Compensation Committee, as applicable, in its sole discretion, the Company grant you an award of restricted stock units (the “Award”) covering 74,375 shares of Company Common Stock (the “Shares”) vesting quarterly over a 12-month period of time, with the first tranche vesting on August 20, 2024. The Award will be subject to the terms and conditions of the Spire Global, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) and restricted stock unit award agreement thereunder.

Vesting of Equity Awards Upon a Change in Control: If the Company terminates Consultant’s agreement without Cause (a “Qualifying Termination”), with the Termination Date occurring during the Change in Control Period, then, with respect to any equity-based award that has been granted to Consultant under the Equity Incentive Plan or otherwise and is outstanding and not fully vested on the Termination Date (an “Equity Award”), and notwithstanding any language in the Company’s equity plan to the contrary, the unvested portion of any Equity Award, including performance based Equity Awards, that are outstanding on the Termination Date will immediately fully vest. Notwithstanding any provision to the contrary in the terms of any Equity Award agreement regarding the expiration date of the Equity Award, if such Equity Award is a stock option, it will remain exercisable until the expiration date of such award and the exercisable period identified in the Equity Award shall not apply.

Qualifying Termination Before a Change in Control or after the Change in Control Period: If Consultant’s Agreement with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs before a Change in Control or after the Change in Control Period, then the Company shall, in addition to paying Consultant’s base salary and other compensation earned through the Termination Date, (a) pay to Consultant as severance pay an amount equal to one hundred percent (100%) of Consultant’s annualized base salary as of the Termination Date (or Consultant’s annualized base salary as of immediately prior to a material reduction of such base salary), less all legally required and authorized deductions and withholdings, payable in a lump sum on the first regular payroll date immediately following the Termination Date (the “Non-CIC Severance Payment”); (b) pay to Consultant as additional severance pay an amount equal to one hundred percent (100%) of Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs, less all legally required and authorized deductions and withholdings, payable in a lump sum on the Company’s first regular payroll date immediately following the Termination Date (the “Non-CIC Bonus Payment”); and

(c) pay up to $15,000.00 for outplacement services by an outplacement services provider selected by Consultant, with any such amount payable by the Company directly to the outplacement services provider or reimbursed to Consultant, in either case subject to

Consultant’s submission of appropriate receipts before the twelve (12) month anniversary of the Termination Date (the “Outplacement Payments”).

Qualifying Termination During the Change in Control Period: If Consultant’s agreement with the Company is terminated as the result of a Qualifying Termination, and the Termination Date occurs on the date of a Change in Control to occur during the Term then the Company shall, in addition to paying Consultant’s base salary and other compensation earned through the Termination Date, (a) pay to Consultant as severance pay an amount equal to the sum of (i) one hundred fifty percent (150%) of Consultant’s annualized base salary as of the Termination Date (or Consultant’s annualized base salary as of immediately prior to a material reduction of such base salary) (the “CIC Severance Payment”), (ii) one hundred fifty percent (150%) of

Consultant’s target annual cash bonus for the fiscal year in which the Termination Date occurs (the “CIC Bonus Payment”), and (b) pay the Outplacement Payments.

Anticipatory Qualifying Termination: If Consultant’s employment with the Company is terminated as the result of a Qualifying Termination, and a Change in Control occurs within ninety (90) calendar days after Consultant’s Termination Date, then Consultant shall receive an additional cash payment equal to the sum of: (i) fifty percent (50%) of Consultant’s annualized base salary as of the Termination Date (or Consultant’s annualized base salary as of immediately prior to a material reduction of such base salary), and (ii) the difference between the CIC Bonus Payment amount and the Non-CIC Bonus Payment amount.

Change in Control Defined: “Change in Control” hereunder has the same meaning such term has in the Spire Global, Inc. 2021 Equity Incentive Plan, as amended from time to time (the “Equity Incentive Plan”).